As filed with the Securities and Exchange Commission on January 20, 2009
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-68533)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________

ILOG S.A.
(Exact Name of Registrant as Specified in Its Charter)
___________________________________

The Republic of France (State or other jurisdiction of incorporation or organization)	9, rue de Verdun, 94253 Gentilly, France 011 33 1 49 08 35 00
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

The 1996 Stock Option Plan
The 1998 Stock Option Plan
1996 International Employee Stock Purchase Plan
(Full title of the plan)
___________________________________
Jérôme Arnaud
Chief Financial Officer
ILOG S.A.
1195 West Fremont Avenue
Sunnyvale, California 94087
(408) 991-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________________________

Copies to:
George A. Stephanakis, Esq. Cravath, Swaine & Moore LLP CityPoint, One Ropemaker Street London, EC2Y 9HR, England 011 44 207 453 1000

       Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
        (Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-8 (Registration No. 333-68533) (the “Registration Statement”) of ILOG S.A. (“ILOG”), a société anonyme organized under the laws of the Republic of France, pertaining to the registration of 2,074,172 ordinary shares issuable upon exercise of outstanding options issued under the 1996 Stock Option Plan, 25,828 ordinary shares issuable upon exercise of options reserved for issuance under the 1996 Stock Option Plan, 572,300 ordinary shares issuable upon exercise of outstanding options issued under the 1998 Stock Option Plan, 427,700 ordinary shares issuable upon exercise of options reserved for issuance under the 1998 Stock Option Plan and 200,000 ordinary shares issuable upon exercise of outstanding options issued under the 1996 International Employee Stock Purchase Plan, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission (the “Commission”) on December 8, 1998.  On the same date, the Commission declared the Registration Statement effective.

Pursuant to a Memorandum of Understanding dated July 27, 2008 between International Business Machines Corporation (“IBM”), a New York corporation, and ILOG, IBM agreed to acquire all of the outstanding ordinary shares (including shares represented by American depositary shares (ADSs)) and warrants issued by ILOG through concurrent tender offers in France and the United States (the “Offers”).  The Offers that were conducted by CITLOI S.A.S. (“CITLOI”), a société par actions simplifiée organized under the laws of the Republic of France and an indirect wholly-owned subsidiary of IBM, expired on November 24, 2008.  As of December 15, 2008, CITLOI held ordinary shares representing 96.83% of the voting rights and the share capital of ILOG on an issued and outstanding basis as of the same date.  As the securities not tendered represented no more than 5% of the share capital of ILOG, CITLOI requested the implementation of a squeeze-out of the outstanding ordinary shares of ILOG (including ordinary shares represented by ADSs) held by minority shareholders.  The squeeze-out was implemented on December 29, 2008.  On the date of the implementation of the squeeze-out the ordinary shares of ILOG were delisted from Euronext S.A.  As of the following date, the trading of the ADSs of ILOG on the NASDAQ Global Select Market was suspended.  In addition, ILOG sought to deregister its ordinary shares under the Securities Exchange Act of 1934, as amended, by making a filing to that effect with the Commission on December 29, 2008.

As a result of the Offers, ILOG has terminated all offerings of ordinary shares (including ordinary shares represented by ADSs) pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by ILOG in the Registration Statement to remove from registration, by means of a post-effective amendment, any ordinary shares (including ordinary shares represented by ADSs) which remain unsold at the termination of the offering, ILOG hereby removes from registration all ordinary shares registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, California on January 20, 2009:

By:	/s/ Jérôme Arnaud
Jérôme Arnaud
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Pierre Haren	Chief Executive Officer	January 20, 2009
Pierre Haren	(Principal Executive Officer)

/s/ Jérôme Arnaud	Chief Financial Officer	January 20, 2009
Jérôme Arnaud	(Principal Accounting and Financial Officer and Authorized Representative in the United States)

/s/ Einar Uboe	Chairman	January 20, 2009
Einar Uboe

Director
Beth Smith

/s/ Paloma Valor	Director	January 20, 2009
Paloma Valor

/s/ Emile Santafe	Director	January 20, 2009
Emile Santafe

Director
Stéphane Lizeray